Exhibit (h.4)

Transfer Agent Servicing Agreement

Exhibit A

Separate Series of Frontegra Funds, Inc.

Name of Series

Date Added

Frontegra Total Return Bond Fund

September 1, 1999

Frontegra Investment Grade Bond

January 31, 2001

Frontegra IronBridge Small Cap Fund

August 1, 2002

Frontegra New Star International

   Equity Fund

October 28, 2003

Frontegra IronBridge SMID Fund

June 30, 2004

Frontegra Netols Small Cap Value Fund

August 31, 2005